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                                                                    EXHIBIT 10.8


                               FIFTH AMENDMENT TO
                           COOPER CAMERON CORPORATION
                              AMENDED AND RESTATED
                1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS



         WHEREAS, COOPER CAMERON CORPORATION (the "Company") has heretofore adopted the COOPER CAMERON CORPORATION 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan in certain respects;

         NOW, THEREFORE, the Plan shall be amended as follows, effective as of February 12, 1998:

         1. The phrase "for more than six months" shall be deleted from the second sentence of Section 7(f) of the Plan.

         2.       The following shall be added to Section 4 of the Plan:

         "Shares of Common Stock related to Options that are forfeited or terminated, expire unexercised, are settled in cash in lieu of shares of Common Stock or in a manner such that all or some of the shares of Common Stock covered by an Option are not issued to an Eligible Director, shall immediately become available for Options hereunder."

         3.       The following shall be added at the end of Section 7(f) of the
                  Plan:

         "The Committee may provide in an Option Agreement that, if an Eligible Director pays the Option exercise price in shares of Company Common Stock, upon the date of such payment a new option shall be granted and the number of shares of Common Stock subject to such new option shall be equal to the number of shares of Common Stock tendered in payment; provided that such new option shall not be exercisable in any event after the original term of the exercised option."

         4. As amended hereby, the Plan is specifically ratified and reaffirmed.